EXHIBIT 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Third Quarter 2012 Results

•	Adjusted EBITDA of $91 million
•	2.6 million shares repurchased in the quarter
•	Fibrek acquisition final; substantially all its debt repaid
•	Net debt of $282 million

MONTREAL, CANADA, November 2, 2012 – Resolute Forest Products (NYSE: RFP) (TSX: RFP) today reported net income of $31 million for the third quarter, or $0.32 per diluted share, on sales of $1.2 billion. This compares with a net loss of $44 million, or $(0.46) per share, on sales of $1.2 billion in the third quarter of 2011.

Excluding $24 million of special items described below, net income for the quarter was $7 million, or $0.07 per diluted share. Net income excluding special items for the third quarter of 2011 was $50 million, or $0.50 per diluted share.

Special items incurred in the third quarter of 2012, net of tax, included:

•	$21 million non-cash gain on translation of Canadian dollar net monetary assets
•	$6 million non-cash credit related to reorganization-related and other tax adjustments
•	$4 million charge related to start-up costs at the Dolbeau mill
•	$3 million gain on disposition of assets
•	$3 million charge related to closure costs, impairment and other related charges
•	$2 million income from other items
•	$1 million charge for post-emergence costs

Special items incurred in the third quarter of 2011, net of tax, included:

•	$69 million non-cash charge on translation of Canadian dollar net monetary assets
•	$14 million charge related to closure costs, impairment and other related assets
•	$9 million charge for post-emergence costs
•	$4 million severance charge
•	$3 million income from other items
•	$1 million loss on disposition of assets

Adjusted EBITDA of $91 million in the quarter compares with $120 million in the second quarter and $150 million in the third quarter of 2011.

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are reconciled below.

THIRD QUARTER OPERATING INCOME VARIANCE

Operating income for the third quarter was $26 million, compared to $72 million in the third quarter of 2011. The most significant components of the $46 million variance include: a volume decline for $51 million as a result of the Company reducing its exposure to newsprint export markets pressured by the strong U.S. dollar, its ongoing asset optimization efforts and a temporary but unexpected drop in September lumber shipments. The lower average Canadian dollar this quarter provided a $7 million cost advantage. The Company’s asset optimization and restructuring initiatives, as well as more favorable pricing for recovered paper, power and natural gas, led to savings of $13 million in overall input costs, despite $6 million of costs associated with the annual outage at our Fort Frances pulp mill, last taken in the second quarter of 2011. In addition, there was a $10 million unfavorable impact for the annual maintenance and necessary work to improve the operational and environmental performance of the recently acquired St. Felicien mill. While the stronger pricing in wood products offset weak conditions in the market pulp segment, price eroded $9 million of operating income in paper grades, mostly in the coated papers segment.

“We’re pleased with these results, considering the specific challenges we faced in the quarter and the unexpected extent of the maintenance required to bring our recently acquired St. Felicien mill up to par,” said Richard Garneau, president and chief executive officer. “Our cost-focused strategy allowed us to maintain attractive margins in the paper and wood products segments despite lower shipments overall. This is the direct result of our focus on the items we control: selling only profitable tons and maintaining world-class operational standards.”

SEGMENT DETAILS

Newsprint

The newsprint segment generated operating income of $26 million, a $6 million decrease from the second quarter of 2012. Average transaction price remained stable, but there was a 3% reduction in shipments as the Company continued to minimize its exposure to certain challenging export markets and took an outage for a capital improvement project. Continued asset optimization efforts kept operating costs per unit in line, despite the stronger Canadian dollar and lower volume.

Coated Papers

Operating income in the coated papers segment was $1 million lower in the third quarter than the second, at $3 million. Average transaction price rose $10 per short ton, but shipments were down over 10% as a result of the June 30 idling of a paper machine at the Catawba mill, part of the Company’s ongoing asset optimization efforts. The lost volume was largely offset by labor cost reductions from these restructuring initiatives, as well as lower maintenance and chemical costs.

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Specialty Papers

The specialty papers segment generated operating income of $26 million, a $1 million decrease from the previous quarter. Improvements to input costs, mainly lower labor costs from various mill efficiency initiatives, largely offset the stronger Canadian dollar and a 4% reduction in shipments, the result of softer demand and a capital improvement project outage. Pricing remained stable, helping to deliver the second consecutive quarter of adjusted EBITDA of approximately $100 per short ton shipped.

Market Pulp

Operating loss in the market pulp segment was $22 million, compared to $7 million in the previous quarter. Fibrek’s results decreased by $17 million compared to the second quarter, mainly as a result of lost production and costs associated with the St. Felicien mill’s previously announced five week outage for annual maintenance and necessary work to improve its environmental performance. Average transaction price remained weak, falling another 1%, but shipments climbed 12%, reflecting three months of volume from Fibrek’s two recycled bleached kraft pulp mills, compared to only two months in the previous quarter, and a 10,000 metric ton improvement in Resolute shipments as a result of less maintenance. The Company took 109,000 metric tons of downtime during the quarter, including the St. Felicien outage, a cold outage at Thunder Bay, market slowback at the two recycled bleached kraft pulp mills and extended downtime at the Coosa Pines fluff pulp mill.

Wood Products

The wood products segment reported operating income of $6 million in the third quarter, $6 million lower than the second. Continued improvements to North American housing starts led to a 9% increase to average transaction price, but shipments fell 11% as a result of a drop in September lumber shipments. Costs increased because of higher log costs and higher transportation costs.

CORPORATE & FINANCE

The Company used cash on hand to repurchase 2,609,680 shares of common stock during the quarter, at a total cost of $33 million, and to repay $97 million of Fibrek’s debt. With $343 million of cash, the Company ended the quarter with $872 million of available liquidity, and $282 million in net debt, up from $212 million at the end of the second quarter.

As previously announced, on October 10, Resolute redeemed $85 million of its 10.25% senior secured notes due 2018, using cash on hand. The aggregate face amount of the notes is now approximately $500 million.

The Company is pleased that Standard & Poor’s Ratings Services recently affirmed its long-term corporate credit rating (BB-, stable) and upgraded the issue-level rating on the senior secured notes to BB.

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OUTLOOK

Mr. Garneau added: “we expect North American newsprint pricing to remain stable in the near term, as we’ve yet to feel the impact of capacity restarts. We will, however, continue to manage our exposure to export markets where the relative strength of the U.S. dollar has created difficult conditions for North American producers. We are making concrete progress toward our goal of generating more profit from the coated papers segment by optimizing the Catawba assets. We expect the results to start showing in the coming quarters, as we plan to run full on the remaining capacity. While demand in the specialty segment is under pressure, we believe that our Dolbeau facility will improve our overall competitive position. With our focus on running for profit and not for tons, we will continue to manage our capacity as we’ve done in the last 12 months, assessing our network of mills to ensure that we produce only the tons our customers order. As challenging conditions persist in the pulp segment, the timing of any meaningful improvement continues to be uncertain. We will nonetheless benefit from growing external power sales at the St. Felicien facility, though the effects may not be fully seen until we complete the balance of needed repairs over the next two quarters. We expect pricing in the wood products segment to remain near the higher levels we experienced recently as a result of positive momentum building in U.S. housing starts.”

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 9922866) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until November 13 by dialing (800) 408-3053 with the pass code 1158286.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; fourth quarter and full year business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

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The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2011, filed with the United States Securities and Exchange Commission and the Canadian securities regulatory authorities.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 22 pulp and paper mills and 22 wood products facilities in the United States, Canada and South Korea. Marketing its products in more than 90 countries, Resolute has third-party certified 100% of its managed woodlands to sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund's Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

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CONTACTS

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

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RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Sales	$1,153	$1,224	$3,375	$3,609
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	895	893	2,616	2,726
Depreciation, amortization and cost of timber harvested	59	55	174	164
Distribution costs	131	141	385	415
Selling, general and administrative expenses	41	45	114	122
Closure costs, impairment and other related charges (2)	5	17	98	34
Net (gain) loss on disposition of assets (3)	(4)	1	(28)	(3)

Operating income	26	72	16	151

Other (expense) income:
Interest expense	(17)	(19)	(51)	(77)
Foreign currency translation gain (loss) (4)	18	(60)	21	(30)
Other, net	1	(8)	1	(21)

Income (loss) before income taxes	28	(15)	(13)	23
Income tax benefit (provision) (5)	3	(27)	12	26

Net income (loss) including noncontrolling interests	31	(42)	(1)	49
Net (income) loss attributable to noncontrolling interests	—	(2)	35	(2)

Net income (loss) attributable to Resolute Forest Products Inc.	$31	$(44)	$34	$47

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders: (6)
Basic	$0.32	$(0.46)	$0.35	$0.48
Diluted	$0.32	$(0.46)	$0.35	$0.48
Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (6)
Basic	98.1	97.1	98.0	97.1
Diluted	98.1	97.1	98.1	97.1

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$343	$369
Accounts receivable trade, net	603	582
Accounts receivable other	123	168
Inventories, net	535	475
Assets held for sale (3)	57	7
Deferred income tax assets	112	109
Other current assets	63	59

Total current assets	1,836	1,769

Fixed assets, net	2,487	2,502
Amortizable intangible assets, net	69	18
Deferred income tax assets	1,803	1,749
Other assets	195	260

Total assets	$6,390	$6,298

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$575	$544
Current portion of long-term debt	87	—
Liabilities associated with assets held for sale (3)	54	—

Total current liabilities	716	544

Long-term debt, net of current portion	538	621
Pension and other postretirement benefit obligations	1,522	1,524
Deferred income tax liabilities	76	75
Other long-term liabilities	72	57

Total liabilities	2,924	2,821

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,729	3,687
Retained earnings	74	41
Accumulated other comprehensive loss	(312)	(311)
Treasury stock at cost	(39)	—

Total Resolute Forest Products Inc. shareholders’ equity	3,452	3,417
Noncontrolling interests	14	60

Total equity	3,466	3,477

Total liabilities and equity	$6,390	$6,298

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(1)	$49
Adjustments to reconcile net (loss) income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	4	2
Depreciation, amortization and cost of timber harvested	174	164
Closure costs, impairment and other related charges	89	32
Write-downs of inventory	7	1
Deferred income taxes	(8)	(25)
Net pension contributions	(71)	(158)
Net gain on disposition of assets	(28)	(3)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(49)	58
Loss (gain) on translation of foreign currency denominated pension and		—
other postretirement benefit obligations	39	(36)
Premium related to debt redemptions	—	(11)
Dividends received from equity method investees in excess of income	2	1
Other, net	(6)	(3)
Changes in working capital:
Accounts receivable	51	(17)
Inventories	(9)	(33)
Other current assets	9	23
Accounts payable and accrued liabilities	(11)	(29)

Net change in working capital	40	(56)

Net cash provided by operating activities	192	15

Cash flows from investing activities:
Cash invested in fixed assets	(102)	(55)
Disposition of investment in ACH Limited Partnership	—	296
Disposition of other assets	31	19
Acquisition of Fibrek Inc., net of cash acquired (1)	(24)	—
Proceeds from insurance settlement	—	8
Decrease (increase) in restricted cash	76	(2)
Increase in deposit requirements for letters of credit, net	(12)	(2)

Net cash (used in) provided by investing activities	(31)	264

Cash flows from financing activities:
Purchases of treasury stock	(45)	—
Dividends and distribution to noncontrolling interests	(3)	(19)
Acquisition of noncontrolling interest (1)	(27)	(15)
Payments of debt	(112)	(269)

Net cash used in financing activities	(187)	(303)

Net decrease in cash and cash equivalents	(26)	(24)
Cash and cash equivalents:
Beginning of period	369	319

End of period	$343	$295

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended September 30, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$26	$31	$0.32

Adjustments for special items:
Foreign currency translation gain	—	(21)	(0.21)
Closure costs, impairment and other related charges	5	3	0.03
Start up costs of idled mill	5	4	0.04
Net gain on disposition of assets	(4)	(3)	(0.03)
Post-emergence costs	—	1	—
Other income, net	—	(2)	(0.02)
Reorganization-related and other tax adjustments	—	(6)	(0.06)

GAAP as adjusted for special items	$32	$7	$0.07

Three Months Ended September 30, 2011 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$72	$(44)	$(0.46)

Adjustments for special items:
Foreign currency translation loss	—	69	0.71
Severance	5	4	0.04
Closure costs, impairment and other related charges	17	14	0.14
Net loss on disposition of assets	1	1	0.01
Post-emergence costs	—	9	0.09
Other income, net	—	(3)	(0.03)

GAAP as adjusted for special items	$95	$50	$0.50

Nine Months Ended September 30, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$16	$34	$0.35

Adjustments for special items:
Foreign currency translation gain	—	(26)	(0.27)
Severance	3	2	0.02
Closure costs, impairment and other related charges	98	52	0.53
Inventory write-downs included in cost of sales	7	4	0.04
Start up costs of idled mill	5	4	0.04
Net gain on disposition of assets	(28)	(16)	(0.16)
Post-emergence costs	—	5	0.05
Transaction costs	7	7	0.07
Other income, net	—	(5)	(0.05)
Reorganization-related and other tax adjustments	—	(16)	(0.16)

GAAP as adjusted for special items	$108	$45	$0.46

Nine Months Ended September 30, 2011 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$151	$47	$0.48

Adjustments for special items:
Foreign currency translation loss	—	36	0.37
Severance	12	9	0.09
Closure costs, impairment and other related charges	34	26	0.27
Inventory write-downs included in cost of sales	1	1	0.01
Net gain on disposition of assets	(3)	(2)	(0.02)
Post-emergence costs	—	25	0.26
Other income, net	—	(9)	(0.09)
Reorganization-related and other tax adjustments	—	(10)	(0.10)

GAAP as adjusted for special items	$195	$123	$1.27

See Notes to the Unaudited Consolidated Financial Statements Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended September 30, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$26	$3	$26	$(22)	$6	$(8)	$31
Interest expense, net						17	17
Income tax benefit						(3)	(3)
Depreciation, amortization and cost of timber harvested	18	9	11	13	8		59

EBITDA	44	12	37	(9)	14	6	104

Foreign currency translation gain						(18)	(18)
Closure costs, impairment and other related charges						5	5
Start up costs of idled mill						5	5
Net gain on disposition of assets						(4)	(4)
Post-emergence costs						2	2
Other income, net						(3)	(3)

Adjusted EBITDA	$44	$12	$37	$(9)	$14	$(7)	$91

Three Months Ended September 30, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$18	$18	$27	$36	$(3)	$(138)	$(42)
Interest expense, net						19	19
Income tax provision						27	27
Depreciation, amortization and cost of timber harvested	18	9	12	8	8		55

EBITDA	36	27	39	44	5	(92)	59

Foreign currency translation loss						60	60
Severance						5	5
Closure costs, impairment and other related charges						17	17
Net loss on disposition of assets						1	1
Post-emergence costs						13	13
Other income, net						(5)	(5)

Adjusted EBITDA	$36	$27	$39	$44	$5	$(1)	$150

Nine Months Ended September 30, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$79	$6	$68	$(50)	$12	$(116)	$(1)
Interest expense, net						51	51
Income tax benefit						(12)	(12)
Depreciation, amortization and cost of timber harvested	54	28	35	31	26		174

EBITDA	133	34	103	(19)	38	(77)	212

Foreign currency translation gain						(21)	(21)
Severance						3	3
Closure costs, impairment and other related charges						98	98
Inventory write-downs included in cost of sales						7	7
Start up costs of idled mill						5	5
Net gain on disposition of assets						(28)	(28)
Post-emergence costs						7	7
Transaction costs						7	7
Other income, net						(8)	(8)

Adjusted EBITDA	$133	$34	$103	$(19)	$38	$(7)	$282

Nine Months Ended September 30, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$63	$44	$38	$73	$(20)	$(149)	$49
Interest expense, net						77	77
Income tax benefit						(26)	(26)
Depreciation, amortization and cost of timber harvested	55	26	36	22	25		164

EBITDA	118	70	74	95	5	(98)	264

Foreign currency translation loss						30	30
Severance						12	12
Closure costs, impairment and other related charges						34	34
Inventory write-downs included in cost of sales						1	1
Net gain on disposition of assets						(3)	(3)
Post-emergence costs						35	35
Other income, net						(14)	(14)

Adjusted EBITDA	$118	$70	$74	$95	$5	$(3)	$359

See Notes to the Unaudited Consolidated Financial Statements Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Acquisition of Fibrek Inc.

On December 15, 2011, we announced an offer to purchase all of the issued and outstanding shares of Fibrek Inc. (“Fibrek”), a producer and marketer of virgin and recycled kraft pulp, operating three mills. Our acquisition of Fibrek has been achieved in stages. In connection with the offer, as of April 23, 2012, we had taken up and accepted for payment approximately 48.8% of the then outstanding Fibrek shares. On May 2, 2012, we took up and accepted for payment additional shares of Fibrek, after which we owned a controlling interest (approximately 50.1% of the then outstanding Fibrek shares) and Fibrek became a consolidated subsidiary. We subsequently acquired additional shares of Fibrek and, as of May 17, 2012 (the date the offer expired), we owned approximately 74.6% of the then outstanding Fibrek shares. On July 31, 2012, we completed the second step transaction for the remaining 25.4% of the outstanding Fibrek shares, pursuant to which we distributed aggregate additional consideration of approximately 0.5 million shares and Cdn$10 million ($10 million, based on the exchange rate in effect on July 31, 2012). The remaining portion of the consideration, approximately Cdn$14 million ($14 million, based on the exchange rate in effect on September 30, 2012), will only be paid out upon settlement or judicial determination of the fair value of claims by dissenting shareholders of Fibrek.

As aggregate consideration for all of the Fibrek shares purchased, we distributed approximately 3.3 million shares of our common stock and Cdn$63 million ($63 million, based on the exchange rates in effect on each of the dates we acquired the shares of Fibrek) in cash. Consequently the results reported for the nine months ended September 30, 2012 include the financial results of Fibrek for the period from May 2, 2012 to September 30, 2012. Fibrek’s results of operations are included in the market pulp segment.

2.	Closure costs, impairment and other related charges for the three and nine months ended September 30, 2012 and 2011 were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2012	2011	2012	2011
Accelerated depreciation	$1	$1	$1	$5
Impairment of assets held for sale	(7)	—	63	—
Impairment of long-lived assets	1	10	1	17
Severance and other costs	10	6	33	12

	$5	$17	$98	$34

Impairment of assets held for sale

During the nine months ended September 30, 2012, we recorded long-lived asset impairment charges of $63 million (including a $7 million write-down of an asset retirement obligation for environmental liabilities) related to assets held for sale for our interest in Bowater Mersey Paper Company Limited (our “Mersey operations”) to reduce the carrying value of our net assets to fair value less costs to sell. During the three months ended September 30, 2012, we recorded a $7 million reversal of these impairment charges to increase the carrying value of our net assets in our Mersey operations to our revised estimate of fair value less costs to sell, without exceeding their net carrying value as of the date the decision to sell was made.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

Severance and other costs

During the three months ended September 30, 2012, we recorded $7 million of severance costs primarily consisting of $3 million related to a restructuring initiative at our Catawba paper mill and $2 million as a result of the indefinite idling of our Oakhill, Nova Scotia sawmill. We also recorded other costs consisting primarily of $3 million related to our idled Mersey newsprint mill.

During the nine months ended September 30, 2012, we also recorded $9 million of severance costs and $7 million for a pension plan curtailment loss as a result of the indefinite idling of our Mersey newsprint mill, $2 million for a pension plan settlement loss related to a workforce reduction at our Mersey operations in the fourth quarter of 2011, $1 million of severance costs and a $3 million pension plan curtailment loss related to a workforce reduction at our Baie-Comeau paper mill in the first quarter of 2012, as well as other costs of $1 million.

3.	During the three months ended September 30, 2012, we sold a parcel of land in Gatineau, Quebec and various other assets for a total consideration of $9 million, comprised of a note receivable of $5 million and net cash proceeds of $4 million, resulting in a net gain on disposition of assets of approximately $4 million.

During the nine months ended September 30, 2012, we also sold our Petit Saguenay sawmill, our recycling division’s assets located in Phoenix, Arizona, a portion of our Mersey timberlands and various other assets for proceeds of $27 million, resulting in a net gain on disposition of assets of $24 million.

As of September 30, 2012, we held for sale our Mersey operations. The assets held for sale are carried in our Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011 at the lower of carrying value or fair value less costs to sell. We expect to complete a sale of all of these assets within the next twelve months for amounts that equal or exceed their individual carrying values.

4.	During the three months ended September 30, 2012, we recorded a foreign currency translation gain of $18 million. This gain is a result of the stronger Canadian dollar relative to the U.S. dollar at September 30, 2012 and its impact on the translation of our Canadian dollar net monetary assets in the Company’s principal Canadian operating subsidiary. During the nine months ended September 30, 2012, we recorded a foreign currency translation gain of $21 million as a result of the translation of our Canadian dollar balance sheet amounts.

5.	During the three and nine months ended September 30, 2012, we recorded an income tax benefit of $3 million and $12 million, respectively, reflecting an increase in our valuation allowance, favorable reorganization-related and other tax adjustments, as well as foreign exchange related items.

6.	For the calculation of basic and diluted income per share for the three and nine months ended September 30, 2012 and 2011, no adjustments to net income attributable to Resolute Forest Products were necessary.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

7.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share, in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our consolidated statement of operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, severance costs, inventory write-downs, start up costs of idled mills, gains and losses on dispositions of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, post-emergence costs, other income (expense) and reorganization-related and other tax adjustments.

Net income (loss) per share (EPS) adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation, amortization and cost of timber harvested. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation, amortization and cost of timber harvested.

Adjusted EBITDA—is defined as EBITDA excluding the special items described above.

Certain prior period amounts within these measures have been reclassified to conform to the 2012 presentation.